EXHIBIT 4.4

THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT 193, AS AMENDED, OR THE SECURITES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHETCATED UNLESS AND UNTIL, REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE SHARES

KingsCrowd Inc.

and

LawBot, LLC

Dated as of January 23, 2023

THIS WARRANT TO PURCHASE SHARES (this “Agreement”), dated of January 23, 2023, is by and between KingsCrowd Inc., a Delaware corporation (the “Company”), and LawBot, LLC, a Delaware limited liability company (“Holder”).

WHEREAS, concurrently with the execution of this Agreement, the Holder and the Company are entering into a Membership Interest Purchase Agreement (the “MIPA”) pursuant to which the Company is acquiring a 51% membership interest in Holder and as partial consideration for such acquisition has agreed to issue to Holder 1,000,000 warrants (the “Warrants") to purchase Class A Common Stock (the “Common Stock”) of the Company at an exercise price of $1.20 per share of Common Stock,

WHEREAS, each Warrant entitles the Holder to purchase one share of Common Stock (each, a “Share”) for $1.20 per Share.

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised. and the respective rights, limitation of rights, and immunities of the Company and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Warrants.

1.2.1 Form of Warrant. This Agreement constitutes the Warrants given to Holder; no other certificates are required under this agreement. Should Company issue other certificates, such as through a cap table management solution, nothing in that certificate shall supersede this agreement. Exhibit A is the form for exercising Warrants. A copy of this Agreement will be submitted as an attachment to both exhibit forms upon exercise.

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1.2 Registration.

1.2.1 Warrant Register. The Company shall maintain books (the "Warrant Register") for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Company shall register the Warrants in the names of the respective holders thereof in such denominations.

2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the "Registered Holder") as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate (as defined below) made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Terms and Exercise of Warrants.

2.1. Warrant Price. Each Warrant shall entitle the Registered Holder thereof; subject to the provisions of such Warrant and of this Agreement, to purchase from the Company one Share, at the price of $1.20 per Share, subject to the adjustments provided in Section 3 hereof and in the last sentence of this Section 2.1. The term "Warrant Price" as used in this Agreement shall mean the price per Share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

2.2 Duration of Warrants. Warrants may be exercised only during the period (the "Exercise Period”) commencing on the date hereof and terminating at 5:00p.m, New York City time, on January 31, 2030 (the “Expiration Date"); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Section 2.3.2 below. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00pm , New York City time, on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date, provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

2.3 Exercise of Warrants.

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2.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Company at its address set forth in Section 6.2 hereof; (i) a copy of this Agreement, (ii) the exhibit referring to the Warrants that Holder wishes to exercise, and (iii) by paying full the Warrant Price (or the amount described below under Section 2.3.1(b) the for each Share as to which the Warrant is exercised, at the election of the Registered Holders, as follows:

(a) in lawful money of the United States, in good, certified check, good bank draft, ACH Transfer, or wire payable to the order of the Company;

(b) on a “cashless basis” by instructing the Company to withhold a number of Shares then issuable upon exercise of the Warrant with an aggregate Fair Market Value as of the date of exercise equal to such aggregate Warrant Price; or

(c) in the event of a merger or acquisition, Warrants shall be exercised on a "cashless basis" by surrendering the Warrants for that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the ”Fair Market Value", as defined in this Section 2.3.1(b) by (y) the Fair Market Value.

(d) Solely for purposes of this Section 2.3.1"Fair Market Value" means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which "Fair Market Value" is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term "Business Day" as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the "Fair Market Value" of the Common Stock shall be the fair market value per share as determined jointly by the board of directors of the Company and the Holder.

2.3.2 Issuance of Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to Section 2.3.1(a),the Company shall issue to the Registered Holder of such Warrant a certificate or certificates for the number of full Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of Shares as to which such Warrant shall not have been exercised. No Warrant shall be exercisable, and the Company shall not be obligated to issue Shares upon exercise of a Warrant unless the Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. If, by reason of any exercise of Warrants on a “cashless basis” the Holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Share, the Company shall round down to the nearest whole number, the number of Shares to be issued to such holder.

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2.3.3 Date of Issuance. Each person in whose name any certificate for Shares is issued shall for all purposes be deemed to have become the holder of record of such Shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such Shares at the close of business on the next succeeding date on which the unit transfer books are open.

3. Adjustments.

3.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 3.6 below, the number of outstanding shares of the Company’s Common Stock or Class B Common Stock (together with the Common Stock, the Company’s “Capital Stock”) is increased by a dividend payable in shares of Cspital Stock, or by a split-up of shares of Capital Stock or other similar event, then, on the effective date of such dividend, split-up or similar event, the number of Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Capital Stock.

3.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 3.6 hereof, the number of outstanding shares of Capital Stock is increased by a dividend payable in shares of Capital Stock, or by a split-up of shares of Capital Stock or other similar event, then on the effective date of such dividend, split-up or similar event, the number of Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Capital Stock.

3.3 Adjustments in Warrant Price.

3.3.1 Adjustment to Warrant Price Upon Stock Dividends and Aggregation of Shares. Whenever the number of Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Section 3.1.1 or 3.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Shares so purchasable immediately thereafter.

3.4 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the each holder of a Warrant pursuant to Section 8.2 of this Agreement, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 3.1, 3.2, 3.3 or 3.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give any such notice, or any defect therein, shall not affect the legality or validity of such event.

3.5 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 3, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional share of Common Stock, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

3.6. Form of Warrant. The Form of Warrant need not be changed because of any adjustment pursuant to this Section 3, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

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4. Transfer and Exchange of Warrants.

4.1 No Restrictions on Transfer and Company Right of First Refusal. The Warrants may be freely transferred subject to compliance with applicable securities laws. Notwithstanding the preceding sentence, following any transfer any such Warrants subject to a transfer permitted pursuant to this Section 4.1 shall at all times remain subject to the terms and restrictions set forth in this Agreement. Company has the right of first refusal, meaning that it may purchase the Warrant at the same price as the transferee to avoid Warrant being held by transferee. Company may purchase all or part of the warrant as part of its right of first refusal. Notwithstanding the foregoing, Holder may transfer the Warrant to its members as provided in the MIPA without restriction (other than as provided under applicable securities laws) and without the applicability of the right of first refusal set forth in the preceding sentences.

4.2 Registration on Transfer. Subject to the instructions set forth in Section 4.1 above, the Company shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant by the Registered Holder to the Company for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant or Warrants representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Company.

4.3 Procedure for Surrender of Warrants. Warrants may be surrendered to the Company, together with a written request for exchange or transfer (with specific regard to which Warrant is being surrendered), and thereupon the Company shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Company shall not cancel such Warrant and issue new Warrants in exchange thereof until the Company has received an opinion of counsel stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend

4.4 Fractional Warrants. The Company shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate for a fraction of a Warrant.

4.5 Service Charges. No service charge shall be made for any exchange or registration of Transfer of Warrants.

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5. Other Provisions Relating to Rights of Holders of Warrants.

5.1 No Rights as Stockholder or Member. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including the right to exercise any preemptive rights to vote or to consent or to receive notice as stockholders or members in respect of the meetings of stockholders or members or the election of directors of the Company or any other matter, except that upon any distribution of cash or other assets to all shareholders of the Company, Holder shall receive payment as if the Warrants had been exercised immediately prior to the time required for shareholders to receive such distribution entitling each Holder to receive such cash or assets as if the Warrants were exercised..

5.1.1 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communications to the stockholders of the Company, (b) Holder shall have the right to request financial statements for the previous two fiscal years if available without excess cost or burden (i.e. extant financials are sent via email does not require excess cost or burden, but the creation of financials would constitute extra cost and burden), Company may deliver unaudited financials but if audited financials are available then those shall be given instead, (c) Company shall endeavor to keep Holder aware of any major developments regarding the business such as a change of address, change of structure, liquidation, acquisition, a new round of funding, or other information that would be delivered to stockholders or members.

5.2 Lost Stolen Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so .lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the alleged.ly lost, stolen, mutilated, or destroyed Warrant shall be at any time ,enforceable by anyone.

5.3 Registration of Shares. The Shares issuable upon exercise of the Warrants shall be "Registerable Securities,“as such is defined in the Company's Stockholders Agreement, which Company and Holder will sign upon exercise or subsequent investment.

5.4 Succession and Continuity of Warrants after Restructuring. If Company changes its structure to become another type of incorporated entity, this Agreement and the Warrants granted will remain valid and exercisable on equivalent economic terms. Company shall reissue this Agreement to apply to the new corporate structure and the key terms shall be adjusted to reflect any underlying changes so that the economics of the deal remain the same. For example, warrant exercise price and the number off warrants that are granted will be adjusted so that Holder's economic position prior to the restructuring is the same or better post-restructuring. Unless prevented by law, this reissuance shall constitute a modification of this Agreement and not the cancellation and issuance of new securities to the effect that the investment holding period does not reset to 0 (i.e. the reissued warrant agreement inherits the time the original warrant agreement was held for the purposes of transferability and taxation).

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6. Covenants. The Company warrants, covenants and agrees for the benefit of the Registered Holders that:

6.1 Due Authorization and Valid Issuance. All Shares which may be issued upon the exercise of the Warrants will, upon issue and payment of the aggregate Warrant Price, therefore, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances, with no personal liability attaching to the ownership thereof.

6.2 Sufficient Number of Shares. During the Exercise Period, the Company will at all times have authorized and reserved for the purpose of issue upon exercise of the rights evidenced by the Warrants, a sufficient number of Shares to provide for the exercise of the Warrants.

7. Representations and Warranties.

7.1 Representation by the Company. The Company represents that all corporate actions on the part of the Company, its officers, directors and members necessary for the issuance of the Warrants and the Shares issuable upon exercise of the Warrant have been taken.

7.2 Representations and Warranties by the Registered Holder. The Registered Holder represents and warrants to the Company as follows:

(a) The Warrants and the Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Act”).Upon exercise of the Warrants, the Registered Holder shall, if so requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Shares issuable upon exercise of the Warrants are being acquired for investment and not with a view toward distribution or resale, in such a manner as to require registration under the Act. Resale that is not subject to registration under the Act or other securities law shall be allowed.

(b) The Registered Holder understands that the Warrants and the Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(a)(2) thereof, and that the Registered Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempted from such registration.

(c) The Registered Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Warrants and the Shares purchasable pursuant to the terms of the Warrants and of protecting its interests in connection therewith.

(d) The Registered Holder is able to bear the economic risk of the purchase of the Shares pursuant to the terms of the Warrants.

(e) The Registered Holder is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Act.

8. Miscellaneous Provisions.

8.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of their respective successors and assigns.

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8.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is provided for the Company in writing to the holders of the Warrants), as follows:

[Company Address]

50 California St. Suite 1503,

San Francisco, CA 94111

Any notice, statement or demand authorized by this Agreement to be given or made by the Company to the holder of any Warrant shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is provided for the holders of the Warrants in writing to the Company), as follows:

LawBot LLC

1150 Hungry Neck Blvd, C361, Mount Pleasant, SC 29464

Attn: Michael Knox

Email: mknox@goldridgeasset.com

8.3 Arbitration Clause. All disputes arising under this agreement shall be governed by and interpreted in accordance with the laws of Delaware, without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in Wilmington, DE before a single arbitrator of the American Arbitration Association ("AAA''). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in Delaware. No party to this agreement \viii challenge the jurisdiction or venue provisions as provided in this section. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction.

8.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Company at the address set forth in Section 8.2 above for inspection by the Registered Holder of any Warrant. The Company may require any such holder to submit his Warrant for inspection by it.

8.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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8.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof

8.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 65% of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Section 2.1 and 2.2 respectively, without the consent of the Registered Holders.

8.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore.in lieu of any such invalid or unenforceable term or provision. the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A Form of Notice of Exercise Warrants

[Signature Blocks are on Next Page]

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Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written

Company

KingsCrowd

By:	/s/ Chris Lustrino
Name: Chris Lustrino Title: Founder & CEO

LawBot LLC

By:	/s/ Michael Knox
Name: Michael Knox Title: Manager

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EXHIBIT A

[FORM OF] NOTICE OF EXERCISE WARRANTS

TO:

1.

Warrant Exercise: The undersigned hereby elects to purchase__________ of shares of Class A Common Stock of KingsCrowd Inc. (the “Shares”) at a price of ________________________totaling &____________pursuant to the terms of the attached Warrant Agreement.

2.

Method of Exercise: The undersigned elects to exercise the Warrants described in the attached Warrant Agreement by means of a cash payment, and tenders herewith payment in full for the purchase price of the Shares being purchased, together with all applicable transfer taxes, if any.

3.	If Warrants remain with Holder, i.e.. not all Warrants are exercised, the Company shall at Holder's request issue a new Warrant agreement with the remaining quantities of warrants.
4.	Method of Issuance: Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

________________________________

(Name)

________________________________

________________________________

(Address)

5.

The Undersigned hereby represents and warrants that the aforesaid Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof in a way that would require registration Under the Securities Act of 1933 or any other securities law or registration.

_______________________________________
(Signature)

_______________________________________
(Name)

_______________________________________	_______________________________________
(Date)	(Title)

_______________________________________
(Company)

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